Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
METALCLAD CORPORATION

     The undersigned, Wayne W. Mills, President of Metalclad Corporation, a Delaware corporation (the “Corporation”), being duly authorized, hereby certifies that, as declared advisable by resolution of the Board of Directors of the Corporation, and as adopted by the affirmative vote of shareholders of the Corporation owning a majority of the outstanding shares of the Corporation, there being only common stock outstanding, at a duly called and held meeting thereof on June 24, 2002, all in accordance with Section 242 of the Delaware General Corporation Law, a resolution was adopted amending Articles First and Fourth of the Corporation’s Certificate of Incorporation to read in their entirety as follows:

FIRST:	The name of the Corporation (hereinafter called the “Corporation”) is Entrx Corporation.

FOURTH:

4.1	The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000, of which 80,000,000 shares shall be Common Stock having a par value of $0.10 per share, and 5,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.

4.2	Each share of issued and outstanding Common Stock shall have one vote, and shall be entitled to dividends thereon as and if declared by the Board of Directors.

     IN WITNESS WHEREOF, Metalclad Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned officer, duly authorized, this 25th day of June, 2002.

METALCLAD CORPORATION

By:
Wayne W. Mills

     The undersigned President of Metalclad Corporation hereby acknowledges, under penalties of perjury, that the foregoing Certificate of Merger is the free act and deed of Metalclad Corporation, and that the facts stated therein are true.

METALCLAD CORPORATION

By:
Wayne W. Mills